Pulse Biosciences Announces the Appointment of Kevin Danahy as Chief Commercial Officer

HAYWARD, Calif. [Business Wire] – February 9, 2022.  Pulse Biosciences, Inc. (Nasdaq: PLSE), a novel bioelectric medicine company commercializing the CellFX® System powered by Nano-Pulse Stimulation™ (NPS™) technology, today announced the appointment of Kevin Danahy to the newly created role of Chief Commercial Officer.

“As an industry veteran, Kevin has a proven track record of building exceptional commercial teams and implementing strategies to drive market penetration and significant growth with new medical technologies across a variety of medical disciplines,” said Darrin Uecker, President and CEO of Pulse Biosciences. “His broad experience selling complex novel platform technologies makes Kevin uniquely qualified to take on the Chief Commercial Officer role at Pulse Biosciences as we grow the CellFX System business in dermatology and expand into new applications and markets. We are delighted to welcome Kevin to the Pulse Biosciences team and look forward to the impact he will have on expanding the commercial footprint for the CellFX System.”

Mr. Danahy has more than 20 years of senior management experience building and managing strategic commercial organizations for medical technology companies. Most recently, Mr. Danahy served as President of Solmetex, driving revenue growth for the company through the implementation of innovative and scalable solutions, while overseeing strategy, sales, marketing, operations, engineering, and service efforts. Previously, at Zimmer Biomet, Mr. Danahy held roles of increasing responsibility, most recently as Vice President of Global Emerging Technologies and Specialty Sales. Before his time at Zimmer, Mr. Danahy served as Sr. Director at Intuitive Surgical, where he successfully transformed the sales leadership training program. Early in his career, he served in commercial leadership roles at both Medtronic and Johnson & Johnson. Mr. Danahy received a Master’s of Science from Tufts University.

“It is a privilege to take on the role of CCO at such a transformational time for Pulse Biosciences. This team has done an incredible job developing a novel technology platform at the intersection of healthcare and technology that can address the needs of a broad patient population,” said Kevin Danahy, Chief Commercial Officer of Pulse Biosciences. “I believe Pulse Bioscience’s proprietary NPS technology delivered by the CellFX System has the power to improve the lives of patients across aesthetics, dermatology and other medical specialties, and I’m excited to be a part of the next phase in the Company’s growth.”

Inducement Awards

In connection with his appointment as Chief Commercial Officer, Mr. Danahy has been granted stock options to purchase an aggregate of 300,000 shares of Company common stock. The Company’s independent compensation committee approved the award as an inducement material to Mr. Danahy’s employment in accordance with Nasdaq Listing Rule 5635(c)(4). The stock options will have an exercise price per share equal to the closing price of the Company’s common stock on February 14, 2022 and will be subject to a mix of time-based and performance-based vesting criteria over four years, subject to Mr. Danahy’s continued employment with Pulse Biosciences.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The CellFX® System is the first commercial product to harness the distinctive advantages of NPS technology to treat a variety of applications for which an optimal solution remains unfulfilled. The initial commercial use of the CellFX System is to address a range of dermatologic conditions that share high demand among patients and practitioners for improved dermatologic outcomes. Designed as a multi-application platform, the CellFX System offers customer value with a utilization-based revenue model. Visit pulsebiosciences.com to learn more.

To stay informed about the CellFX System, please visit CellFX.com and sign-up for updates.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding its ongoing discussions with the FDA about the Company’s sebaceous hyperplasia clinical study and its ability to address the FDA’s concerns, statements about the Company’s clinical and regulatory plans, including statements about potential future regulatory clearances more generally, statements relating to the effectiveness of the Company’s NPS technology and the CellFX System to improve patient outcomes, statements relating to the Company’s current and planned future clinical studies, including the Company’s ability to execute such studies, and the anticipated results of any such studies, statements relating to the Company’s pipeline of product candidates, market opportunities and commercial plans, as well as other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the U.S. Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts

Investors:

Pulse Biosciences

Sandra Gardiner, EVP and CFO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk

504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com